Exhibit VIII
Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention:	Corporate Trust Services John Hannon
October 2, 2009
Dear Sirs,
We refer to the Fiscal Agency Agreement dated May 22, 2007 (the “Fiscal Agency Agreement”) entered into between Nordic Investment Bank (the “Bank”) and Citibank, N.A. as fiscal agent (the “Fiscal Agent”) and hereby confirm our agreement with you that the first sentence of Section 4(b) of the Fiscal Agency Agreement shall be amended and restated as follows:
“The Notes shall be executed on behalf of the Bank by any two duly authorized signatories of the Bank.”
This agreement shall be governed by and construed in accordance with the laws of the State of New York, except with respect to its authorization and execution on behalf of the Bank.
If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof in the space provided for that purpose below.

Yours faithfully, NORDIC INVESTMENT BANK
By:	/s/ Sten Holmberg
	Name:	Sten Holmberg
	Title:	Chief Counsel

By:	/s/ Pernelle de Klauman
	Name:	Pernelle de Klauman
	Title:	Senior Counsel

Confirmed and accepted: CITIBANK, N.A., as Fiscal Agent
By:	/s/ John Hannon
Authorized Signatory